Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Holdings Limited Reports First Quarter 2020 Results

GRAND CAYMAN, Cayman Islands (May 14, 2020) -- Oxbridge Re Holdings Limited (NASDAQ: OXBR), a provider of reinsurance solutions primarily to property and casualty insurers, reported performance for the three months ended March 31, 2020.

FIRST QUARTER 2020 HIGHLIGHTS:
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Operating performance not affected by COVID-19 pandemic
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Unrealized losses on securities due to depressed financial markets
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No underwriting losses incurred in first quarter 2020
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G&A expenses continue to decline due to cost savings initiatives
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Book value stands at $1.34 per common share
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Sidecar investors in Series 2019-1 participating notes on track to earn ~36% return

“Our results in the first quarter were negatively impacted by the unrealized reduction in the value of our equity securities portfolio due to depressed financial markets. However, from an operational and underwriting perspective, we are not exposed to the pandemic, and we are maintaining our focus on growing our core reinsurance business in our target markets,” said Oxbridge Re Holdings President and Chief Executive Officer Jay Madhu. “With a solid balance sheet, our equity currently translates into a book value per share of $1.34. In addition, our sidecar investors are on track to earn an attractive return of approximately 36%, and we are looking to grow this portion of our business in the new treaty year beginning June 1, 2020. We remain optimistic about the long-term prospects of our reinsurance business as we continue to evaluate additional opportunities for growth as well as diversification of risk.”

Financial Performance
For the three months ended March 31, 2020 the Company incurred a net loss of $364,000 or $(0.06) per basic and diluted common share compared with a net loss of $147,000 or $(0.03) per basic and diluted common share in the first quarter of 2019. The increase in net loss in the first quarter of 2020 is primarily due to a reduction in the fair value of equity securities of $326,000 due to depressed markets resulting from the COVID-19 pandemic compared to an increase in value of $51,000 last year.

Net premiums earned totaled $264,000 for the three months ended March 31, 2020 compared with no net premiums earned in the prior year’s first quarter. The increase is wholly due to the previous acceleration of premium recognition due to full limit losses being incurred on all reinsurance contracts during the quarter ended March 31, 2019, when compared to the normal recognition of premium during current period.

For the three months ended March 31, 2020, net investment and other income totaled $33,000, with $6,000 of net realized investment gain and a $326,000 negative change in fair value of equity securities compared to $63,000 of net investment and other income, $3,000 in net realized investment gains, and $51,000 increase in fair value of equity in the first quarter of 2019.

Total expenses, including policy acquisition costs and underwriting expenses and general and administrative expenses were $275,000 in the first quarter of 2020 compared to $264,000 in the first quarter of 2019. Policy acquisition costs increased wholly due to the normal recognition of policy acquisition costs during the current period, when compared with no recognition in the prior year period due to the previous acceleration of such costs upon suffering limit losses on reinsurance contracts. General and administrative costs declined in the first quarter of 2020 due to further cost savings initiatives implemented by the Company.

At March 31, 2020, cash and cash equivalents, and restricted cash and cash equivalents, totaled $7.4 million compared with $8.0 million at December 31, 2019.

Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. For the three months ended March 31, 2020 and 2019 the loss ratio was 0.0% due to no loss and loss adjustment expenses incurred during the quarters.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio for the three months ended March 31, 2020 increased to 11% compared to 0% for the first quarter of 2019. The increase is due to no acquisition costs incurred during three-month period ended March 31, 2019, when compared with the current quarter.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratio was 104.2% in the first quarter of 2020 compared with 0% in the prior year’s first quarter. The increase is wholly due to a denominator of $0 in net premiums earned as recorded during the three-month period ended March 31, 2019, when compared with the three-month period ended March 31, 2020.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio was 104.2% for the three months ended March 31, 2020 compared with 0% in the first quarter of the prior year. The increase is wholly due to a denominator of $0 in net premiums earned for the three-months ended March 31, 2019 when compared with the three-months ended March 31, 2020.

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Monday, May 14, 2020
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 844-369-8770
Listen-only international number: 862-298-0840

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.oxbridgere.com until June 13, 2020.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 34741

About Oxbridge Re Holdings Limited
Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re's licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively. The company's ordinary shares are included in the Russell Microcap Index.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At March 31, 2020	At December 31, 2019
	(Unaudited)
Assets
Equity securities, at fair value (cost: $1,321 and $715, respectively)	$972	692
Cash and cash equivalents	5,068	5,962
Restricted cash and cash equivalents	2,343	2,054
Accrued interest and dividend receivable	4	12
Premiums receivable	227	506
Deferred policy acquisition costs	19	48
Operating lease right-of-use asset	284	133
Prepayment and other assets	123	79
Property and equipment, net	8	9
Total assets	$9,048	9,495

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable to noteholders	$600	600
Unearned premiums reserve	176	440
Operating lease liabilities	284	133
Accounts payable and other liabilities	301	279
Total liabilities	1,361	1,452

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,270	32,262
Accumulated Deficit	(24,589)	(24,225)
Total shareholders’ equity	7,687	8,043
Total liabilities and shareholders’ equity	$9,048	9,495

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Statements of Income (unaudited)
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended
	March 31,
	2020	2019
Revenue

Net premiums earned	$264	-
Net investment income	33	63
Net realized investment gains	6	3
Change in fair value of equity securities	(326)	51

Total revenue	(23)	117

Expenses
Policy acquisition costs and underwriting expenses	29	-
General and administrative expenses	246	264

Total expenses	275	264

Loss before income attributable to noteholders	$(298)	(147)

Income attributable to noteholders	(66)	-

Net loss	$(364)	(147)

Basic loss per share	$(0.06)	(0.03)

Diluted loss per share	$(0.06)	(0.03)

Weighted-average shares outstanding
Basic and Diluted	5,733,587	5,733,587

Dividends paid per share	$-	-

Performance ratios to net premiums earned:
Loss ratio	0.0%	0%*
Acquisition cost ratio	11.0%	0%*
Expense ratio	104.2%	0%*
Combined ratio	104.2%	0%*

*Ratios reflected as 0.0% due to no "net premiums earned" during the period.